Jurisdiction

Joy Global Inc.	Delaware
Joy Global (Baotou) Mining Machinery Co. Ltd.	China
Joy Global (Tianjin) Mining Machinery Co. Ltd.	China
HIHC, Inc.	Delaware

Joy Technologies Inc.	Delaware
Joy Global Limited	United Kingdom
Joy Global Industries, Ltd.	United Kingdom
Joy Global Pension Trustees Ltd.	United Kingdom
P&H Mining Equipment (U.K.) Ltd.	United Kingdom
Joy Mining Machinery Ltd.	United Kingdom
Joy Global South Africa (Pty.) Ltd.	South Africa
Joy Maszyny Gornicze SP, Z.O.O.	Poland
Joy Manufacturing Company (U.K.) Ltd.	United Kingdom
Joy Partnership	United Kingdom
OOO Joy Global Kuzbass	Russia
P&H Joy Mining Equipment (India)	India
Longwall International Ltd.	United Kingdom
Joy MM Delaware, Inc.	Delaware

P&H Mining Equipment Inc.	Delaware
American Alloy Corporation	Ohio
HCHC, Inc.	Delaware
Joy Global Bermuda	Bermuda
Joy Manufacturing Company Pty. Ltd.	Australia
Jobic Pty. Ltd.	Australia
P&H MinePro Australasia Pty.	Australia
P&H Asia Holding Inc.	Mauritius
P&H Minepro Services Pty. Ltd.	Australia
P.T. Harnischfeger Indonesia	Indonesia
Harnischfeger Technologies, Inc.	Delaware
P&H MinePro Do Brasil Comercio E Industrial Ltda.	Brazil
P&H Minepro Services Argentina S.A.	Argentina
P&H MinePro Services Canada Ltd.	Canada
P&H Minepro Services (Botswana) Pty. Ltd.	Botswana
P&H MinePro de Chile Ltda.	Chile
Minepro Chile S.A.	Chile
P&H Minepro Services Mexico, S.A. De C.V.	Mexico
P&H Minepro Services Peru, S.A.	Peru
P&H Minepro Services Venezuela, S.A.	Venezuela
P&H MinePro World Services Corporation	Delaware
P&H MinePro Zambia Ltd.	Zambia

N.E.S. Investment Co.	Delaware
Continental Conveyor & Equipment Company	Delaware
Goodman Conveyor Company	Delaware
Continental Crushing & Conveying Inc.	Delaware
Continental Conveyor & Equipment Pty. Ltd.	Australia
Continental Conveyor International Inc.	Delaware
Continental MECO (Proprietary) Ltd.	South Africa
Continental FSW Ltd.	United Kingdom
Continental Conveyor Ltd.	United Kingdom